				EXHIBIT 99.1
Estimated Ranges
(See text for additional information)
	2Q 2009			Full Year 2009
Daily Production
Natural Gas (MMcfd)
United States	1,155	-	1,185	1,115	-	1,180
Canada	205	-	225	205	-	235
Trinidad	235	-	265	246	-	276
Other International	11	-	15	11	-	15
Total	1,606	-	1,690	1,577	-	1,706

Crude Oil and Condensate (MBbld)
United States	39.0	-	44.2	44.0	-	50.0
Canada	2.8	-	3.7	3.6	-	4.6
Trinidad	2.6	-	3.8	2.7	-	3.7
Total	44.4	-	51.7	50.3	-	58.3

Natural Gas Liquids (MBbld)
United States	18.5	-	20.5	20.0	-	22.0
Canada	0.8	-	1.0	0.8	-	1.0
Total	19.3	-	21.5	20.8	-	23.0

Natural Gas Equivalent Volumes (MMcfed)
United States	1,500	-	1,573	1,499	-	1,612
Canada	227	-	253	231	-	269
Trinidad	251	-	288	262	-	298
Other International	11	-	15	11	-	15
Total	1,989	-	2,129	2,003	-	2,194

Operating Costs
Unit Costs ($/Mcfe)
Lease and Well	$ 0.75	-	$ 0.79	$ 0.75	-	$ 0.80
Transportation Costs	$ 0.34	-	$ 0.39	$ 0.34	-	$ 0.40
Depreciation, Depletion and Amortization	$ 2.00	-	$ 2.08	$ 1.98	-	$ 2.08

Expenses ($MM)
Exploration, Dry Hole and Impairment	$118.0	-	$ 125.0	$ 442.0	-	$ 482.0
General and Administrative	$ 58.0		$ 62.0	$ 235.0		$ 258.0
Gathering and Processing	$ 12.0	-	$ 16.0	$ 50.0	-	$ 70.0
Capitalized Interest	$ 11.0	-	$ 15.0	$ 49.0	-	$ 53.0
Net Interest	$ 18.0	-	$ 22.0	$ 73.0	-	$ 82.0

Taxes Other Than Income (% of Revenue)	7.0%	-	8.0%	5.7%	-	8.0%

Income Taxes
Effective Rate	30%	-	40%		>	35%
Current Taxes ($MM)	$ 20	-	$ 25	$ 80	-	$ 100

Capital Expenditures ($MM) - FY 2009:
- Exploration and Development, excluding Acquisitions				Approximately		$ 2,850
- Gathering, Processing and Other				Approximately		$ 250

Pricing - Refer to I.(b) Benchmark Commodity Pricing in text
Natural Gas ($/Mcf)
Differentials (include the effect of physical contracts)
United States - below NYMEX Henry Hub	$ 0.55	-	$ 0.90	$ 0.55	-	$ 0.75
Canada - below NYMEX Henry Hub	$ 0.50	-	$ 0.90	$ 0.50	-	$ 0.75

Realizations
Trinidad	$ 1.25	-	$ 1.65	$ 1.35	-	$ 1.55
Other International	$ 3.50	-	$ 4.00	$ 4.00	-	$ 5.25

Crude Oil and Condensate ($/Bbl)
Differentials
United States - below WTI	$ 7.40	-	$ 12.00	$ 8.25	-	$ 9.75
Canada - below WTI	$ 4.35	-	$ 7.50	$ 4.00	-	$ 6.00
Trinidad - below WTI	$ 8.50	-	$ 12.50	$ 8.50	-	$ 12.50